Exhibit 99.2

AEGION CORPORATION
Moderator: Charles Gordon
April 29, 2015
9:30 a.m. ET

Operator:	This is conference # 21889974.

Good morning, and welcome to Aegion Corporation's first-quarter 2015 earnings call.

At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the conference please press star and then zero on your touch tone telephone. As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may begin.

Ruben Mella:
Good morning, and thank you for joining us to review Aegion's first-quarter results. On the line with me today are Chuck Gordon, President and Chief Executive Officer; David Martin, Executive Vice President and Chief Financial Officer; and David Morris, Executive Vice President and General Counsel.

We have posted a presentation that will be used as a reference during the prepared remarks on our website at Aegion.com/investors. You'll find our Safe Harbor statement in the presentation and earnings press release, including any non-GAAP information and the most directly comparable GAAP measures, and reconciliation to GAAP results.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risks and uncertainty. The Company does not assume the duty to update forward-looking statements.

If you turn to slide 2, Aegion delivered solid results in the first quarter, as strong demand in a number of markets offset the expected contraction in the North America upstream oil market and the negative impact on the strengthening of the U.S. dollar. Non-GAAP earnings-per-share were $0.13, the same as the result in the first quarter of 2014.

The first quarter is traditionally a seasonally low quarter, given the impact of winter weather in the northern hemisphere. As we enter the important construction season in North America, starting in the second quarter, we anticipate favorable market conditions across over 80 percent of our businesses will help to largely offset the continued challenges in the upstream energy markets, and translated results from our international businesses relating to the stronger dollar.

With that brief overview, I will turn the call over to Chuck Gordon. Chuck?

Charles Gordon:
Thank you, Ruben. And good morning, everyone. Thank you for joining us. The diversification of our portfolio provided an overall balance to our results in Q1, as Infrastructure Solutions, the midstream pipeline market in Corrosion Protection, and the downstream segment for Energy Services, helped offset the challenge we experienced in the upstream market.

To put this into perspective, the contraction of the upstream market specifically impacts United Pipeline Systems, the Energy Services businesses in central California and the Permian Basin, and the Bayou operations in Canada. The impact in the first quarter decreased our earnings-per-share by about $0.04 compared to 2014, which includes the negative impact the strong U.S. dollar had on these earnings. Looking to the balance of 2015, we expect our areas of strength will continue to largely offset what we anticipate will be weak demand for our products and services in the upstream market.

Turning to slide 3, Infrastructure Solutions had a solid first-quarter despite late winter weather across most of the U.S., which pushed scheduled work into the remainder of the year. Our focus on operational excellence, along with securing new projects, generated good results in Q1.

Backlog entering the second quarter was $354 million, a 7 percent increase over the first quarter of 2014. If you exclude the backlog from the restructured international markets, Infrastructure Solutions increased backlog by over 10 percent year-over-year. Insituform North America ended the first quarter with a backlog of $268 million, a very strong result coming out of the North America winter season.

New orders increased to almost 26 percent versus 2014 in the first quarter. The quality of the backlog remains high, as bid margins were within our target and the win rate is ahead of our typical winning percentage. The good news is the market expansion is broad-based across major regions of the U.S. and select areas in Canada, and is driven both by municipalities increasing their investments in infrastructure development, as well as by large consent decree mandates. The good start in the first quarter gives us confidence the North America CIPP market will grow mid-single digits in 2015, as we expected going into the year.

Fyfe/Fibrwrap had another strong quarter, generating gross margins ahead of the target of 35 percent to 40 percent compared to 34 percent margin in the first quarter of 2014. Backlog as of March 31 was up 26 percent to $58 million, led by a large industrial pipeline project in the U.S. that is scheduled to start in the second quarter.

The integration with Insituform is proceeding well, especially in North America, where we are taking advantage of Insituform's back office services and other capabilities to leverage best practices and cost estimating and project management. The combination of Insituform and Fyfe/Fibrwrap sales organization in the pressure pipe market is proceeding well. And the investments we made to build out the sales organization in the commercial structure and transportation end markets are increasing market visibility.

In Asia, Fyfe's local management team is successfully integrating Insituform and Fyfe/Fibrwrap, where we expect opportunities for growth from both market-leading technologies. Customers continue to migrate to Fibrwrap, recognizing the inherent advantage of this disruptive technology for rehabilitating and strengthening pipelines and structures. That was evident in the first quarter, as backlog remained in the range of $30 million.

The benefit from the restructuring and the expected growth outlook in the region positions the Asian and European businesses to significantly increase profits in 2015. Overall, Infrastructure Solutions is positioned well for the rest of 2015, based on the level and expected profitability of the backlog we have in-hand today.

Turning to Corrosion Protection, first-quarter results for Corrosion Protection came in largely as expected, given the current market challenges. Backlog, as of March 31, 2015, was $159 million, just 1 percent below the prior-year period, as you can see on slide 4.

Corrpro's backlog was down 6 percent at the end of March compared to 2014. However, Corrpro has a strong sales funnel going into the second quarter that, combined with measures taken in the first quarter to improve margins, results in our expectations for the business to do well during the rest of 2015.

Pipeline capital maintenance spend is down significantly in the North America upstream segment, resulting in lower revenues for United Pipeline Systems. Backlog, as of March 31, for United was down 25 percent year-over-year. While United works with their North America customers to weather their reduced upstream investments, they have successfully secured several international projects, and they are pursuing other bids that can help to partially offset the decline in revenues and profits we expect in 2015.

The first-quarter results in Canada include record performances for Bayou and Corrpro. Corrpro is the number one player in cathodic protection in the United States and Canada, and we are leveraging our scale, not only in oil and gas pipelines, but in other areas that require corrosion prevention systems, inspection service, and corrosion analysis and remediation. Corrpro is building their Canadian backlog in these alternative markets, which supports our optimism for their performance over the rest of the year.

The current pipeline construction season is effectively over in Canada. United and Bayou typically experience lower volumes in the second quarter, as customers are not yet placing orders for the new construction season, which normally begins in the third quarter. We are in discussions with our Canadian customers, and expect to know more this summer about the outlook for that market.

The Middle East platform has timing issues to work through with the existing backlog and the current bid table as we pursue new projects. However, our business in this region is performing as expected. Finally, CRTS is working with United to execute a large pipe welding coating project in Chile, and Bayou Louisiana has good line of sight to meet its goal to be profitable this year. With the exception of United and the Bayou business in Canada, we are optimistic about the outlook for the Corrosion Protection platform over the remainder of the year.

Energy Services also felt the impact from depressed oil prices during the first quarter in the upstream market. Our upstream customers are reducing their investments significantly in response to low oil prices. That means stretching timelines for maintenance activities to reduce overtime, delaying small capital construction projects, and reducing the scope of engineering work. We provide all these services to help our customers run their assets at peak efficiencies.

To date, we've maintained our existing contract revenues based on our track record of performance and safety, and by increasing our share of work with several key customers. The challenge we face is margin contraction as a result of the cost containment efforts of our customers.

Backlog entering the second quarter was down 6 percent to $139 million, but we recently received a renewal for multi-year contract valued at $15 million per year, which was not included in our reported backlog. A second contract with an ending value of nearly $50 million is up for renewal in December. That contract will reduce reported backlog until a decision is made on the renewal. We have a long-term relationship with this upstream customer, and we are very focused on continuing to deliver the high quality and safe performance we've achieved in the past.

Lastly, we continue to view the Permian Basin as a long-term opportunity which justifies the investments we are making to build our presence in this upstream market. The downstream segment continues to be a source of strength for Energy Services. We increased billable hours significantly in the first quarter. Overall turnaround activity has increased compared to 2014, although refinery stoppages earlier this year at two of our key customers have delayed planned turnarounds originally scheduled for the second quarter to later into this year.

Several nonrecurring events impacted Energy Service margins in Q1. We expect Energy Services gross and operating margins to gradually increase during the rest of the year to 2014 levels.

Let me give you an update on our restructuring activities. I'm pleased with the progress we continue to make with our restructuring efforts, as you can see on slide 6. We are on track for the restructuring cash costs to be in the range of $11 million to $14 million, which is lower than our original expectations of $15 million to $18 million. We have $4 million to $6 million left to record based on winding down contract activities in Hong Kong, Malaysia, and Singapore, which are expected to conclude by the third quarter.

Completing the remaining backlog in India may shift activities into the first quarter of 2016. We are confident, as you can see on slide 7, of achieving the high-end of the $8 million to $11 million range in annual savings, which represents up to $0.20 per diluted share.

We realized restructuring savings of 5 cents per share in the first quarter; $0.04 were for Infrastructure Solutions, and the remaining penny was for lower depreciation at the Bayou Louisiana facility. In February, we sold the contracting operations in France, which followed the sale of our Swiss operation in December. We were able to secure long-term cured-in-place pipe product contracts in both markets, positioning us for more consistent and profitable performance on a go-forward basis.

Since the fourth quarter of last year, we've delivered savings of $0.12 per diluted share from the restructuring efforts. I believe the pieces are in place for a solid second quarter, where the areas of strength can help largely offset the challenges we face in the upstream oil market.

As you can see on slides 8 and 9, our seasonality positions us as a second-half-driven company. The current uncertainty - uncertain demand for coatings and liners in the upstream Canadian market limits our visibility into the second half of the year for Corrosion Protection. We continue to work closely with our customers there and in the U.S. upstream segments to effectively manage the balance of the year.

On the positive side, Infrastructure Solutions is well-positioned for growth in 2015, with a good line of sight through the end of the year for Insituform North America. Fyfe/Fibrwrap also has backlog in-hand to anchor what we project will be a good year for revenue and operating income growth.

Energy Services had the leadership position in the West Coast downstream market, and they remain focused on high-quality service, unmatched safety performance, and up-selling their other services to help their customers. The midstream market for Corrosion Protection looks to be in line with what we expected going into 2015.

These areas of strength can largely offset what may happen in the second half of the year in the upstream market. That's the benefit of our diversification strategy. The bottom line is we remain focused on operational excellence to preserve markets in this market environment. We control how our crews, engineers, skilled labor, and manufacturing personnel perform, regardless of market conditions. Although we did a reasonable job in the first quarter, we can certainly improve, which gives me confidence as we continue to drive execution during the remainder of 2015.

If you turn to slide 10, we continue to believe that the end markets we serve across the Company are well-positioned over the long-term. There is no doubt there is a growing need for infrastructure rehabilitation, strengthening, protection and maintenance. We have the right technologies and services in key segments of the global infrastructure market for water and wastewater pipelines, to oil, gas, and mining pipelines, to commercial and transportation structures, to helping our customers run the facilities in an efficient and safe manner.

In conclusion, we feel good about our overall performance in Q1, and believe the resilience of our portfolio will continue to provide solid results during the rest of 2015.

Now, let me turn the call over to David for a little bit deeper perspective on the first-quarter results. David?

David Martin:
Thank you, Chuck, and good morning. We overcame market challenges outlined in Chuck's remarks to deliver a good result in the first quarter. If you turn to slide 11, we've highlighted the moving parts in the quarter, so you have a better understanding of how to compare core earnings between the two periods.

The strengthening of the U.S. dollar had a negative translation impact on consolidated revenues, operating income, and diluted earnings-per-share of $10.4 million, $1.8 million, and $0.03 per diluted share, respectively. We sold our operation in Bayou Coatings in the first quarter of 2014, and no longer have the benefit of equity earnings in our financial results.

The net effect of the first-quarter 2014 from the loss on the sale of that joint venture and the reported equity earnings was $0.01. If you normalize these factors, core earnings in the first quarter of 2014 were $0.08 compared to the $0.13 core earnings we reported yesterday for the first quarter of 2015. From this perspective, consolidated revenues grew 4.5 percent; operating income grew 39 percent; and diluted earnings-per-share grew over 62 percent.

Now let me add some color on the gross margin performance that is summarized on slide 12. Infrastructure Solutions expanded gross margins by 249 basis points to 23.4 percent, led by Fyfe/Fibrwrap, which delivered gross margins in excess of 40 percent. Insituform also expanded gross margins 190 basis points to over 20 percent, as the international CIPP businesses turned a profit, and the Insituform North America business generated gross margins greater than 20 percent, consistent with what we achieved last year in the first quarter. Infrastructure Solutions experienced a 3.4 percent reduction in revenues from the currency translation impacts, which also impacted gross and operating margins by 90 and 53 basis points, respectively.

The margin compression in Corrosion Protection was the result of four primary factors. First, margins for CRTS, our robotic coating services business, were down significantly, as we ramped up efforts to execute a large onshore project in Chile, which carries lower margins. And we no longer have the high margins from the Wasit project in Saudi Arabia, as we completed the project in the fourth quarter of last year. The successful completion of the Wasit project is opening new opportunities for CRTS that they are currently pursuing, though it always takes time to replace large projects like that one.

Second, the first quarter is traditionally the lowest point of the year for Corrpro's U.S. business, which creates margin volatility with its fixed cost position in labor and equipment. That will correct itself over the course of the busier quarters ahead, as project volume increases for the primary construction and inspection season ahead.

Third, the upstream challenges at United Pipeline resulted in a significant margin decline for our traditionally highest gross margin business within Corrosion Protection. Finally, Corrosion Protection took the brunt of the currency hits, nearly all in Canada, with a 6 percent negative impact to revenues, 149 basis point impact to gross margins, and a 104 basis point impact to operating margins.

Gross margin compression for the upstream portion of Energy Services was approximately 500 basis points, driven primarily by the current dynamics in Central California. In the Permian, we continue to make the investments to increase our presence there, while pursuing new opportunities in the region. Right now, our operations in the Permian are a drag on margins and profitability as we grow the business. Based on the bid table we have today though, we expect the operations in the Permian to break even during 2015.

Now let's turn to our cash performance as shown on slide 13. Our cash balance at the end of the quarter was down $39 million to $136 million from the record $175 million at the end of last year. The first quarter is a use of cash reflecting the seasonal low period for the Company. It also includes a $6.4 million acquisition net of cash required of Schultz Mechanical Contractors, a West Coast-based contractor for Energy Services, that enables them to take advantage of market opportunities there.

Cash flow from operations in the first quarter used $12.2 million of cash compared to $8.9 million used in the first quarter of 2014. This net change in working capital was also in line with the prior-year period.

DSOs declined by six days to 91.5 days from the first quarter of 2014, as shown on slide 14. We are focused on optimizing our net working capital needs through a reduction in DSOs. As I stated on the fourth quarter call, we have an objective to reduce DSOs on a sustainable basis to 75 days or less over the next several years, which will not only help us lower invested capital to benefit ROIC, but will conservatively generate an additional $28 million annually in additional operating cash flow.

I expect us to make nice improvements over the course of 2015 as the specific focus actions in each segment take hold. Our uses of cash in the first quarter include $7.6 million for the repurchase of 320,000 shares as part of our $20 million program authorized by the Board in the first quarter. Capital expenditures were $4.2 million in the quarter, less than the $5.6 million spent last year.

And then we had a total of $7 million in net debt repayments during the first quarter of 2015. And we expect the remaining - remainder of the year to be about $26 million in total debt repayments.

Turning to slide 15. As Chuck stated earlier, we are pleased with the results in the first quarter and the start of our year. We continue to have solid backlog position, and we have a clear focus on execution that will position us to drive good results going forward. Overall, our balance sheet remains strong to support our working capital needs and return cash to stockholders through our current stock buyback program. Whatever the second-half outlook turns out to be, I believe we can continue to improve the financial health of the business during 2015 and beyond.

So, that concludes our prepared remarks. And I will turn over the call to the operator to begin the Q&A session.

Operator:
Certainly, ladies and gentlemen, if you have a question at this time please press star and the number one on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue please press the pound key. Once again that is star and the number one.

Our first question comes from the line of Craig Bibb with CJS Securities. Your line is now open.

Craig Bibb:
Great quarter. You were talking about Energy Services margins as not being representative of what you expect for the rest of the year. Maybe you could kind of clarify that a little bit and talk about what, at least in broad strokes, what you are looking for in terms of gross margin and how that will change in the second half.

Charles Gordon:
Sure. There is a couple of things that impacted margins in Q1. Certainly, the upstream market conditions were part of that, but we also have a Q1 hit because of payroll taxes that doesn't continue through the rest of the year. We also had some one-time events in Q1 that won't reoccur. So what we expect to happen through the rest of the year is that our margins will begin to approach what we saw last year as an average.

Craig Bibb:	So even with the mix shift away from upstream, you would have flattish GP?

Charles Gordon:
That's what we expect. And part of the reason is the - we'll expect those to increase through the course of the year. But part of the upside is that the upstream market is going to have a better turnaround season through the rest of the year than they had last year.

Craig Bibb:	OK.

Charles Gordon:
We won't see it in Q2. We had a couple of turnarounds that were scheduled in Q2. They - because of the U.S.W strike, those got pushed back into what we expect now to be Q3. But those certainly provide nice upside from a revenue and margin perspective - revenue and margin dollar perspective for us.

Craig Bibb:
OK. The project in Chile, that is - sounds like that's lower margin than the Saudi project last year. Is it about the same size? And is there going to be any nuance as they might relate to each other quarter-over-quarter that's going to cause blips?

Charles Gordon:
The project is lower margin. And that's typical for our onshore projects. Because of the market dynamics, we see lower margins onshore with the robots than we do offshore. And this is obviously an onshore project. The projects are - the project in Chile is a bit smaller than the Wasit project was.

Right now, we are early into the project and really in the startup phase. And we expect the project to go as we've got it scheduled and planned. But we are early into the project.

Craig Bibb:
OK. Then you said you are making progress following up in the Middle East on the prior project. Is there a likelihood that you are going to pick up another large project before the end of the year? Or is that more next year?

Charled Gordon:
You know it's a challenge. We've got a - we do have a sales funnel in the Middle East for that business. They are onshore projects. But right now, what we're trying to sort through is exactly what we think the timing of those projects will be.

Craig Bibb:	All right, thanks a lot.

Charles Gordon:	You're welcome. Thank you.

Operator:	Thank you and our next question comes from the line of Glenn Wortman with Sidoti & Company.

Glenn Wortman:
The op margin in Infrastructure Solutions was much greater than, at least, I was looking for. Can you just help us fully understand the sequential $4 million dollar decrease from the fourth quarter to the OpEx for that business? And is this a good run rate to use going forward?

David Martin:
Yes, certainly, we had operations that we've been winding down in the international components of the business. Certainly, current translation impacts during the first quarter are bringing OpEx down as well. And we talked about that in the remarks. But we have been controlling expenses throughout the Infrastructure Solutions business as well. So, as far as a run rate goes, you can probably model off that, and maybe some sequential increases related to normal things that happen during the year in terms of incentive and all that kind of thing.

Glenn Wortman:
OK. And then on the gross margin, some nice improvement there. Looking back to 4Q and what was a seasonally stronger quarter, you put up a 28 percent gross margin for Infrastructure Solutions. Do you think you can get back there as we progress throughout the year into the seasonally stronger quarters?

David Martin:
That was obviously a very, very strong quarter. A lot of confluence of good things as the weather was great for us during the fourth quarter and we wound down some - a lot of activity. But I would expect obviously sequential improvement in margins as we go through the year, as we hit the more - the busier quarters for Insituform as well as the Fyfe business. But seeing 28 percent is almost as good as it gets right now - so.

Glenn Wortman:	Yes, fair enough. And then finally, nice backlog growth for Infrastructure Solutions. In light of the exit operations within that segment, would you still expect revenue to increase this year?

Charles Gordon:	Yes. Yes. We would expect revenue sort of across that segment probably to increase in the mid to high-single digits.

Glenn Wortman:	OK. OK. Thanks a lot for taking my questions.

David Martin:	You're welcome. Thank you.

Operator:	Thank you and our next question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:	Good morning, guys.

Charles Gordon:	Good morning.

David Martin:	Good morning.

Eric Stine:
In your commentary, you talked about solid performance expected in Q2. I'm just wondering, I mean, can you - given where your backlog is, any clarity or direction versus last year's Q2? Is it fair to say that you are thinking it's a similar type of step up quarter-over-quarter?

Charles Gordon:
I think we should expect that we're certainly going to have a stronger Q2 than we had in Q1. And as we mentioned over the course of the year, we continue to expect that our areas of strength will largely offset the upstream challenges that we have. And I think that that's what I would expect as we get into the rest of the year.

Eric Stine:
OK. And then maybe - and I know this is a difficult question, but I'll give it a shot. You talked about - I mean, the second half is very dependent on the order book. And I know you're not going to know there for a couple of months, but any details on the conversations you are having with customers? Do you feel better about where you stand now than maybe you did a couple of months ago? Or how should we think about that?

Charles Gordon:
I think we were pretty conservative a couple of months ago. And I think we feel - we still feel very conservative in the assumptions that we are putting into what we think might happen. But to be honest, it's still very unknown to us. And we have been talking to customers and we just don't have a good feel for it yet.

Eric Stine:
OK, fair enough. Then lastly, just maybe Fyfe. Just curious how the opportunity is coming together in Japan? I mean, you've got certification there. Just how should we think about that going forward? Thank you.

Charles Gordon:
We feel really good. I'm going to break it into two pieces to answer that question. We have a very strong team in Asia. We expect probably high-single digit to low-double digit growth in Asia in the Fyfe business.

In North America, we had a solid new orders through - and I'm going to say through April - through April, because April numbers are in, obviously. But we've had solid, solid new orders for the year. So you know we feel optimistic.

What we've been saying is that we can increase the revenue and operating profile of that margin by - in that 15 percent-plus range, and we still feel good about that over the rest of the year. Our challenge in Japan continues to be market access. We've got a great product there. We've got all the right registrations, but we've had a challenge accessing that market and that continues to be a challenge for us.

Eric Stine:	So, your - I mean minimal expectations in your outlook for Japan. I mean the Japan would be upside to that outlook?

Charles Gordon:	Yes, Japan would be an upside to that outlook. We haven't factored a lot of - we haven't figured a lot of upside for Japan into the outlook.

Eric Stine:	OK, thanks a lot.

Operator:	Our next question comes from the line of Noelle Dilts of Stifel.

Charles Gordon:	Good morning, Noelle.

Noelle Dilts:	Good morning. How are you?

Charles Gordon:	Good.

Noelle Dilts:
So my first question, you've obviously had a lot of success so far with your restructuring efforts. If you do, in fact, see a significant deterioration in the, let's say, Bayou Canada and some of the upstream-related businesses in the back half of the year, how are you thinking about taking additional actions? And your - just thoughts on additional restructuring actions at this point.

Charles Gordon:
We always look at our business on an ongoing basis. As an example, in Q1, we had to make some adjustments to the Corrpro business. And we just do that - we look at that as just a matter of routine business. And by the way, the adjustments in Corrpro were in the U.S.. But that's just routine for us.

I don't anticipate any big restructuring actions or anything like we announced in October of last year. But on an ongoing basis, we are constantly adjusting these businesses to match what we think the current outlook is for the market.

Noelle Dilts:
OK, that's helpful. And then, just going back to Fyfe - again, some nice improvement there in the quarter. Do you think that largely is reflective of the improvements that you've made to rebuild your sales force? Or do you think you're starting to see kind of a turn in the market willingness to adopt this product?

Charles Gordon:
That's a great question. It's hard to separate those two things, I'll be honest with you. We certainly are seeing a wider acceptance of the technology in the marketplace. But it's very difficult to say if that's because we have better sales coverage or because a lot of the engineering companies are becoming more aware and comfortable with the technology. That's a hard one for me to assess. But we certainly are seeing wider acceptance.

Noelle Dilts:	Great, thanks. Appreciate it.

Operator:	Thank you and our next question comes from the line of Spencer Joyce with Hilliard Lyons.

Spencer Joyce:	Hi, guys. Thanks for taking my questions.

David Martin:	Good morning.

Charles Gordon:	Good morning.

Spencer Joyce:
The first thing I want to ask about, can you just real briefly touch on the Schultz Mechanical Contractors acquisition? I may have missed a press release on the road or something. Where is that tucked in? And what, kind of, do they bring to the table?

Charles Gordon:
Sure. So Schultz, we acquired Schultz in - at the end of February. It's a very small mechanical contractor that tucks into Energy Services. And what that brings us is that it provides us access to unionized work to trade union work in California through Energy Services.

Spencer Joyce:
OK. Fantastic. Also, kind of granular here, but I believe you mentioned specifically a $50 million contract at Brinderson that expires in December, and that will be a headwind to backlog over the next quarter or two, or however long before that's renewed. My question specifically is, what's the timetable for renegotiation or an extension there? And is it possible we may see a press release on that, kind of as the events unfold?

Charles Gordon:
We would expect to renew that contract in Q4, maybe late Q3 or Q4. It - we'll - it is a renewal, and it would be a renewal, assuming it goes through. It doesn't - it's a customer we've had for a significant period of time up there. We certainly are making every effort to renew that contract.

We typically haven't done press releases for those kind of renewals, but we will certainly be able to report on it as soon as that renewal happens. We had a - as I also mentioned, we had a renewal that just occurred in April. We didn't do a press release on that. And what we have been doing was trying to be more public with additions to the business, as opposed to the management of the reoccurring portion of the business.

Spencer Joyce:
Yes. Absolutely. And that's a fair distinction there. One final one from me, can you give us a little more color on the integration or the emerging of Fyfe and Insituform? Maybe specifically some integrated sales strategies that may be working, or maybe just where we stand in relation to merging the sales and marketing efforts versus, perhaps, the back office and engineering functions?

Charles Gordon:
Yes, let me just comment quickly on the back office engineering and operations management. As you would expect out of a more mature business, Insituform has a very well-developed back office process, and that would include engineering, operations management, accounting, the whole package.

And the integration has - went extremely well, from my perspective. I think our ability to manage and control the margins in that business is significantly better than it was a year ago.

The second thing I would say, moving on to the sales side, I think if you remember what we talked about, we believe that the Insituform sales force with their municipal relationships are positioned to sell pressure pipe opportunities in the municipal market for Fyfe. And we saw some of that in the first quarter already.

And typically, when there is a pressure pipe problem, it's sort of an emergency. They have to fix it right away. Unlike a sewer that has a leak, which may go un-repaired for a while, when a pressure pipe, when a water pipe has a leak, it's typically an emergency situation. And we had several examples in the first quarter where we were able to respond very quickly to what the municipality considered an emergency situation.

We got the work. We got a nice margin that was absolutely because we had that local Insituform relationship that we could leverage off of. And we continue - we expect to continue to see those kinds of opportunities as we go forward.

On the industrial side, what we've done is built out the Fyfe sales force, and we continue to invest in that group. And they are really looking at the rest of the market for Fyfe.

And I think that what we've accomplished with the integration is, from a sales process standpoint, they are leveraging off a lot of the CRM tools and other things that we've used for years in Insituform. And it's really helped us gain visibility to the sales process at Fyfe. But that sales organization is focused on Fyfe in the industrial and commercial markets.

And so we are excited about the overall integration. I think it went - it just absolutely went as planned. We always like to see more on the sales side, but I think we are in great shape.

Spencer Joyce:
Fantastic color there, and really encouraging to hear there were some specific examples of the Fyfe folks being able to leverage some Insituform contacts and relationships, I mean, already here in Q1. But nice quarter, guys. That's all I had.

Charles Gordon:	Thank you.

David Martin:	Thank you.

Operator:	Once again, ladies and gentlemen, if you have a question at this time please press star and the number one. If you have a question at this time please press star and the number one.

Our next question comes from the line of John Rogers with D.A. Davidson.

John Rogers:
Good morning. I just wanted to follow-up real quick on the comments about the renewals both in April and then potentially at year-end. Any significant change in pricing there in the current environment?

Charles Gordon:
Yes, the actual rates in the contracts are consistent. You know the challenge that we have in the upstream market is that the level of overtime that we are allowed to work, and some of the recoverable costs that we amortize over hours, has probably less recovery when we work straight-time than it did when we were working a lot of overtime.

But the actual rates in the contract are consistent. The challenge is, obviously, customers don't want us working overtime. They would rather stretch out the schedule for the projects. There is not nearly as much, I guess, incentive to finish projects early in those kinds of things.

So in terms of the actual rates in the contract, those are - have been pretty stable. But the amount of work that we are able to perform under the contracts has been reduced because - in the upstream because of the oil prices.

John Rogers:
Alright. Thank you. And in terms of turnaround activity, I mean, more on the downstream side of it, should we see a much stronger season in the end of the third beginning of the fourth quarter this year, because of the deferrals?

Charles Gordon:	Because of what? I'm sorry.

John Rogers:	Because of some of the work that was deferred?

Chuck Gordon:
I think so. We expect to have a better second half than we originally thought. We thought that there were going to be a couple of turnarounds in Q2 that have been pushed back. And because of that, we expect a very solid second half in the downstream market. And we have done several small turnarounds, typically in gas plants in the upstream market, and we think there might be some more opportunity for some of that. But, yes, we do expect a stronger second half in terms of turnarounds.

John Rogers:	OK. And that's typically third and fourth quarter for you, though, right?

Charles Gordon:	A lot of the …

John Rogers:	At the end of the third?

Charles Gordon:
Yes, exactly. And I don't think we have a real good handle yet on exactly when those are going to start, whether those will be a third-quarter event or a partial third-quarter going into the fourth-quarter, or fourth-quarter. But we expect them to occur during the second-half.

John Rogers:	OK, great. Thank you.

Charles Gordon:	You're welcome.

Operator:	Thank you. And at this time, I'm showing there are no further participants in the queue. I would like to turn the call back to management for any closing remarks.

Charles Gordon:	Thank you. Thanks for joining us today. We appreciate your participation.

We are pleased with the way Q1 came in. Obviously, there were opportunities for improvement and we are certainly pursuing every one of those as we get into Q2. We remain optimistic that our areas of strength can marginally offset what we see as the challenges in the upstream market. And that's really the value of the Aegion diversification strategy and portfolio.

And we look forward to the results over the rest of the year, and remain confident. So, thanks for your participation in the call. And please call us if you have any more questions that you want to take off-line. Thank you.

Operator:	Ladies and gentlemen, thank you for your participation on today's conference. This concludes the program. You may now disconnect.

Everyone have a great day.

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